EXHIBIT 3.3

TEKOIL & GAS CORPORATION

CERTIFICATE OF THE POWERS, DESIGNATIONS,

PREFERENCES AND RIGHTS OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Delaware Code Tit. 8 §151(g)

The undersigned, Mark S. Western, Chief Executive Officer and Chairman of the Board of Directors of TEKOIL & GAS CORPORATION., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolution, creating a series of One Million (1,000,000) shares of Convertible Preferred Stock was duly adopted by the Board of Directors, on July 13, 2005:

WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Articles of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of shares of Preferred Stock, .00000001 par value per share, of the Corporation, in one or more classes or series with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in the Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under Delaware law; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED:

1. Designation and Number of Shares. There shall be hereby created and established a series of Preferred Stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be One Million (1,000,000). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 10 below.

2. Rank. The Series A Preferred Stock shall, with respect to distributions of assets and rights upon the occurrence of a Liquidation, pari passu to common stock of the Corporation (including, without limitation, the Common Stock, .00000001 par value per share, of the Corporation (the “Common Stock”)).

3. Dividends. The Series A Preferred Stock shall be entitled to dividends only as, if and when declared by the Board of Directors with regard to the Series A Preferred Stock, and only out of funds legally available therefor.

4. No Liquidation Preference. Immediately prior to the occurrence of a Liquidation, all shares of Series A Preferred Stock shall automatically convert to Common Stock based upon the then applicable Conversion Rate (as defined below) and participate in Liquidation proceeds in the same manner as other shares of Common Stock.

5. Voting Rights. Each outstanding share of Series A Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders, on all matters entitled to be voted on by holders of Common Stock, voting together as a single class with the Common Stock. With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 6(a) on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

6. Conversion.

(a) Optional Conversion. Any holder of Series A Preferred Stock shall have the right, at its option and without any further payment to convert, subject to the terms and provisions of this Section 6, any or all of such holder’s shares of Series A Preferred Stock into shares of fully paid and non-assessable shares of Common Stock at the rate of two hundred (200) shares of Common Stock for each share of Series A Preferred Stock (200:1, the “Conversion Rate”) submitted for conversion under this Section 6. Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series A Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Series A Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to this Section 6. All certificates representing shares of Series A Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series A Preferred Stock, the Corporation shall deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted. The Corporation shall not be required to convert, and no surrender of shares of Series A Preferred Stock shall be effective for that purpose, while the transfer books of the Corporation for the Common Stock are closed for any purpose (but not for any period in excess of two (2) Business Days), but the surrender of shares of

Series A Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series A Preferred Stock were surrendered, and at the conversion rate in effect at the date of such surrender. In any case in which paragraph (d) of this Section 6 shall require that an adjustment as a result of any event becomes effective after a record date for such event, the Corporation may elect to defer until after the occurrence of such event issuing to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the Conversion Rate prior to adjustment.

(b) Automatic Conversion. Each share of the Series A Preferred Stock will automatically convert to common stock in accordance with the Conversion Rate then in effect (i) immediately prior to Liquidation as provided in Section 4, (ii) immediately prior to the closing of an Initial Public Offering by the Corporation, or (iii) at any time after the expiration of one (1) year after of the date hereof, at the sole discretion of the Board of Directors. If the Corporation chooses to effect such a conversion under Section 6(b)(iii), the Corporation will send written notice by certified or registered mail to each holder of shares of Series A Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least fifteen (15) days prior to the applicable date of the requested conversion.

(c) Termination of Rights. On the date of such optional conversion pursuant to Section 6(a) above or of such automatic conversion pursuant to Section 6(b) above, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices and to vote, shall terminate, except only the rights of holders thereof to (i) receive certificate(s) for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted and (ii) exercise the rights to which they are entitled as holders of Common Stock.

(d) Antidilution Adjustments. The number and type of securities to be received upon conversion of the Series A Preferred Stock, shall be subject to adjustment as follows:

(i) Dividend, Subdivision, Combination or Reclassification of Common Stock. In the event that the Corporation shall at any time or from time to time, after the date of this Certificate of Designations but prior to conversion of the Series A Preferred Stock (x) subdivide or reclassify the outstanding shares of Common Stock into a larger number of shares, or (y) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, then, and in each such case, the Conversion Rate shall be adjusted accordingly so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of

Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 6(d)(i) shall become effective retroactively to the close of business on the day upon which such corporate action becomes effective.

(ii) Other Changes. In case the Corporation, at any time or from time to time, after the date of this Certificate of Designations but prior to the conversion of the Series A Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in this Section 6(d) or Section 6(g) (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Rate as a result of such action, then, and in each such case, the Conversion Rate shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Series A Preferred Stock).

(iii) No Adjustment. Notwithstanding anything herein to the contrary, no adjustment under this Section 6(d) need be made to the Conversion Rate (x) unless such adjustment would require an increase or decrease of at least 1% in such Conversion Rate; provided, however, that any adjustments which, by reason of this clause (iii), are not required to be made shall be carried forward and taken into account in any subsequent adjustment, or (y) if the Corporation receives written notice from holders of all of the outstanding shares of Series A Preferred Stock that no such adjustment is required, or (z) as a result of any Excluded Transaction.

(e) Abandonment. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Rate shall be required by reason of the taking of such record.

(f) Certificate as to Adjustments. Upon any increase or decrease in the Conversion Price, the Corporation shall within a reasonable period of time (not to exceed ten (10) days) following any of the foregoing transactions deliver to each registered holder of Series A Preferred Stock a certificate setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Rate then in effect following such adjustment.

(g) Reorganization; Reclassification. If there occurs any capital reorganization or any reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), the consolidation, merger or other business combination of the Corporation with or into another Person (other than a consolidation, merger or other business combination of the Corporation in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock) or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation to another Person (each, a “Transaction”), then each share of Series A Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both (the “Transaction Consideration”), which were issuable or distributable to the holders of outstanding Common Stock upon such reorganization, reclassification, consolidation, merger, business combination, sale or conveyance, in respect of that number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, consolidation, merger, business combination, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation) shall be made to assure that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series A Preferred Stock. In case of a Transaction, the Corporation shall execute and deliver to each holder of Series A Preferred Stock at least fifteen (15) Business Days prior to effecting such Transaction a certificate, setting forth the Transaction Consideration that the holder of each share of Series A Preferred Stock shall have the right to receive in such Transaction in exchange for each share of Series A Preferred Stock. The provisions of this Section 6(g) and any equivalent thereof in any such certificate similarly shall apply to successive Transactions.

(h) Notices. In case at any time or from time to time, after the date of this Certificate of Designations but prior to the conversion of the Series A Preferred Stock:

(i) the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock;

(ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

(iii) there shall occur an Initial Public Offering or a Sale Transaction;

then the Corporation shall mail to each holder of shares of Series A Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least fifteen (15) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Initial Public Offering or Sale Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable, as the case may be, upon such Initial Public Offering or Sale Transaction.

(i) Reservation of Common Stock. The Corporation shall make its best efforts to reserve and keep available for issuance upon the conversion of the Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

(j) No Conversion Tax or Charge. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Series A Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

7. Certain Remedies. Any registered holder of Series A Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

8. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

9. Reacquired Shares. Any shares of Series A Preferred Stock converted, redeemed, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with governing Delaware law. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of another series of Preferred Stock.

10. Definitions. As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” shall mean any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day except a Saturday, a Sunday, or other day on which commercial banks in the state of Delaware are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

“Certificate of Designations” shall mean this Certificate of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, no par value per share, of the Corporation.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” shall have the meaning ascribed to it in Section 2 hereof.

“Common Stock Equivalent” shall mean any security or obligation which is by its terms convertible into or exchangeable for shares of Common Stock and any option, warrant or other subscription or purchase right with respect to Common Stock.

“Conversion Rate” shall have the meaning ascribed to it in Section 6(a) hereof.

“Corporation” shall have the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Excluded Transaction” means: (a) any issuance of Common Stock in connection with a bona fide transaction of the Corporation approved by the Board of Directors of the Corporation, at a price equal to the fair market value of the Common

Stock determined in good faith by the Board of Directors of the Corporation, (b) any issuance of Common Stock upon the conversion of shares of Series A Preferred Stock, (c) any issuance of shares of restricted stock or options to purchase shares of Common Stock to employees, officers or directors of the Corporation pursuant to a stock option plan or other employee benefit arrangement approved by the Board of Directors of the Corporation, at a price that is less than the fair market value of the Common Stock determined in good faith by the Board of Directors of the Corporation, and (d) any issuance of Common Stock or Common Stock Equivalent to licensors, customers, lessors, consultants, suppliers, lenders or vendors of the Corporation in connection with a bona fide transaction of the Corporation approved by the Board of Directors of the Corporation, at a price that is less than the fair market value of the Common Stock determined in good faith by the Board of Directors of the Corporation; provided, however, that the aggregate number of shares issued pursuant to this clauses (c) and (d) (including, without limitation, shares subject to such options or Common Stock Equivalents) after the date of the Certificate of Designations, does not exceed an aggregate of 15% of the shares of Common Stock outstanding on a fully diluted basis (subject to adjustment in the event of stock splits, combinations or similar occurrences after the date hereof).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means generally accepted United States accounting principles in effect from time to time.

“Initial Public Offering” shall mean the first underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act.

“Liquidation” shall mean (i) the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation; or (ii) the voluntary sale, conveyance, exchange or transfer to another Person of all or substantially all of the assets of the Corporation or such other Person.

“Liquidation Preference” shall have the meaning ascribed to it in Section 4(a) hereof.

“Person” means any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Sale Transaction” shall mean: (a) (i) the merger or consolidation of the Corporation into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Corporation, or (iii) a tender offer or other business combination, if, in the case of (i), (ii) or (iii), the stockholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person; or (b) the voluntary sale, conveyance, exchange or transfer to another Person of the voting Capital Stock of the Corporation if, after such sale, conveyance, exchange or transfer, the stockholders of the Corporation prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Corporation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1 hereof.

“Transaction” shall have the meaning ascribed to it in Section 6(g) hereof.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this certificate this 29th day of July 2005.

/s/ Mark S. Western
Mark S. Western,
Chief Executive Officer and
Chairman of the Board of Directors

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